Exhibit 99.1

Neiman Marcus, Inc. Reports Fourth Quarter and Fiscal Year Earnings

DALLAS--(BUSINESS WIRE)--Neiman Marcus, Inc. today reported financial results for both the fourth quarter and fiscal year ended August 2, 2008. The Company’s fiscal year 2008 included a fifty-third week. Unless otherwise stated, the fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively. However, revenues in the 53rd week are not included in any comparable revenue calculations. The fiscal year 2007 fourth quarter and fiscal year 2007 amounts are reported on a thirteen and fifty-two week basis, respectively.

This release contains information regarding the Company’s adjusted operating earnings, EBITDA and adjusted EBITDA, all of which are non-GAAP financial measures (as described in the footnotes to the accompanying condensed consolidated statements of earnings and related information). Neiman Marcus, Inc. believes reporting adjusted operating earnings, EBITDA and adjusted EBITDA is a more meaningful representation of the Company’s on-going economic performance and therefore uses these metrics internally to evaluate and manage the Company’s operations. Adjusted operating earnings exclude the impact of certain items as described below under “Other Items.”

For the fourth quarter of fiscal year 2008, the Company reported total revenues of $1.03 billion compared to $981.7 million in the prior year. Comparable revenues decreased 1.4 percent. Operating earnings for the fourth quarter of fiscal year 2008 were a loss of ($6.2) million compared to $32.2 million for the fourth quarter of fiscal year 2007. Adjusted operating earnings were $43.4 million for the fourth quarter of fiscal year 2008 compared to $55.8 million in the fourth quarter of fiscal year 2007, a decrease of 22.2 percent.

For fiscal year 2008, the Company reported total revenues of $4.6 billion compared to $4.4 billion in the prior year. Comparable revenues increased 1.7 percent. Operating earnings for fiscal year 2008 were $466.4 million compared to $476.8 million for the comparable period a year ago. Adjusted operating earnings for fiscal year 2008 were $537.4 million compared to $550.4 million for the comparable period a year ago, a decrease of 2.4 percent.

Sales for the 53rd week of fiscal year 2008 were $49.8 million and operating earnings for this week were approximately $7.5 million.

See the attached schedule of “Other Operating Data” for the reconciliation of adjusted operating earnings and the Company’s statements regarding the use of this non-GAAP financial measure.

Other Items

The Company recorded other expense of $31.3 million in the fourth quarter of fiscal year 2008 which includes a pretax impairment charge related to the writedown to fair value in the net carrying value of the Horchow tradename. In addition, the Company recorded other income of $32.5 million in the first quarter of fiscal year 2008 which represents a one-time pension curtailment gain as a result of the Company’s decision to freeze pension and retirement benefits as of December 31, 2007. These two items resulted in net other income of $1.2 million for fiscal year 2008.

The Company also recorded other expense of $5.5 million in the fourth quarter of fiscal year 2007 which includes an $11.5 million pretax impairment charge related to the writedown to fair value in the net carrying value of the Horchow tradename, offset by $6.0 million of other income related to aged, non-escheatable gift cards. In addition, the Company recorded other income of approximately $4.2 million in the first quarter of fiscal year 2007 which represents proceeds it received from its investment in an Internet retailer. These three items resulted in net other expense of $1.3 million for fiscal year 2007.

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Wednesday, September 24, 2008 beginning at 10:00 a.m. Central Standard Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 2, 2008	July 28, 2007

ASSETS
Current assets:
Cash and cash equivalents	$239,180	$141,207
Merchandise inventories	978,044	918,269
Other current assets	172,536	155,493
Total current assets	1,389,760	1,214,969

Property and equipment, net	1,075,294	1,043,711
Goodwill and intangibles, net	4,042,617	4,140,019
Other assets	75,249	102,300
Total assets	$6,582,920	$6,500,999

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$371,741	$361,299
Accrued liabilities	359,399	403,162
Other current liabilities	1,695	3,426
Total current liabilities	732,835	767,887

Long-term liabilities:
Asset-based revolving credit facility	-	-
Notes and debentures	2,946,102	2,945,906
Deferred income taxes	929,970	1,002,982
Other long-term liabilities	297,494	226,212
Total long-term liabilities	4,173,566	4,175,100

Total shareholders’ equity	1,676,519	1,558,012
Total liabilities and shareholders’ equity	$6,582,920	$6,500,999

NEIMAN MARCUS, INC. CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Fourth Quarter Ended		Fiscal Year Ended
(in thousands)	August 2, 2008	July 28, 2007	August 2, 2008	July 28, 2007

Revenues	$1,032,278	$981,655	$4,600,536	$4,390,076
Cost of goods sold including buying and occupancy costs	717,611	668,898	2,934,968	2,753,814
Selling, general and administrative expenses	242,044	236,377	1,045,447	1,015,140
Income from credit card program	(13,460)	(14,352)	(65,727)	(65,723)
Depreciation expense	42,716	34,964	148,411	136,468
Amortization of customer lists	13,568	13,622	54,314	54,387
Amortization of favorable lease commitments	4,722	4,469	17,878	17,878
Other expense (income), net	31,261	5,519	(1,189)	1,309

Operating earnings	(6,184)	32,158	466,434	476,803

Interest expense, net	60,882	61,661	239,805	259,805

(Loss) earnings from continuing operations before income taxes	(67,066)	(29,503)	226,629	216,998

Income taxes	(31,424)	(13,637)	83,816	82,295

(Loss) earnings from continuing operations	(35,642)	(15,866)	142,813	134,703

(Loss) from discontinued operations, net of taxes	-	-	-	(22,771)

Net (loss) earnings	$(35,642)	$(15,866)	$142,813	$111,932

The fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively. The fiscal year 2007 fourth quarter and fiscal year 2007 amounts are reported on a thirteen and fifty-two week basis, respectively.

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

SEGMENTS:	Fourth Quarter Ended		Fiscal Year Ended
(dollars in millions)	August 2, 2008	July 28, 2007	August 2, 2008	July 28, 2007

REVENUES:
Specialty Retail Stores	$861.6	$816.7	$3,853.0	$3,674.6
Direct Marketing	170.7	165.0	747.5	715.5
Total	$1,032.3	$981.7	$4,600.5	$4,390.1

OPERATING EARNINGS:
Specialty Retail Stores	$31.9	$44.4	$476.7	$490.6
Direct Marketing	24.4	26.3	117.7	116.0
Corporate expenses	(12.9)	(14.9)	(57.0)	(56.2)
ADJUSTED OPERATING EARNINGS	$43.4	$55.8	$537.4	$550.4
Amortization of customer lists and favorable lease commitments	(18.3)	(18.1)	(72.2)	(72.3)
Other expense (income), net	(31.3)	(5.5)	1.2	(1.3)
OPERATING (LOSS) EARNINGS	$(6.2)	$32.2	$466.4	$476.8

Adjusted operating earnings represents operating earnings excluding amortization of customer lists and favorable lease commitments and other expense (income), net.

Neiman Marcus, Inc. believes reporting adjusted operating earnings is a more meaningful representation of the Company’s on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company’s operations. Neiman Marcus, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted operating earnings is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating earnings should be considered in addition to, not as a substitute for, the Company’s other measures of financial performance reported in accordance with generally accepted accounting principles. Adjusted operating earnings as presented herein are not necessarily comparable to similarly titled measures.

The fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively. The fiscal year 2007 fourth quarter and fiscal year 2007 amounts are reported on a thirteen and fifty-two week basis, respectively.

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

OTHER DATA:

	Fourth Quarter Ended		Fiscal Year Ended
(dollars in millions)	August 2, 2008	July 28, 2007	August 2, 2008	July 28, 2007

Capital Expenditures	$50	$44	$183	$148

Depreciation	$43	$35	$148	$136
Amortization of intangibles	$18	$18	$72	$72

Rent Expense	$23	$21	$93	$88

EBITDA	$55	$85	$687	$686
Adjusted EBITDA	$86	$91	$686	$687

For an explanation of EBITDA and Adjusted EBITDA, see footnote under “Other Operating Data.”

The fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively. The fiscal year 2007 fourth quarter and fiscal year 2007 amounts are reported on a thirteen and fifty-two week basis, respectively.

NEIMAN MARCUS, INC. OTHER OPERATING DATA (UNAUDITED)

The following table reconciles earnings from continuing operations as reflected in the Company’s consolidated statements of earnings prepared in accordance with GAAP to EBITDA and Adjusted EBITDA:

	Fourth Quarter Ended		Fiscal Year Ended
(dollars in millions)	August 2, 2008	July 28, 2007	August 2, 2008	July 28, 2007

(Loss) earnings from continuing operations	$(35.6)	$(15.9)	$142.8	$134.7
Income taxes	(31.5)	(13.6)	83.8	82.3
Interest expense, net	60.9	61.6	239.8	259.8
Depreciation	42.7	35.0	148.4	136.5
Amortization of customer lists and favorable lease commitments	18.3	18.1	72.2	72.3
EBITDA	54.8	85.2	687.0	685.6
Other expense (income), net	31.3	5.5	(1.2)	1.3
Adjusted EBITDA	$86.1	$90.7	$685.8	$686.9

We present the non-GAAP financial measures EBITDA and Adjusted EBITDA because we use these measures to monitor and evaluate the performance of our business and believe the presentation of these measures will enhance investors’ ability to analyze trends in our business, evaluate our performance relative to other companies in our industry and evaluate our ability to service our debt. In addition, we use EBITDA and Adjusted EBITDA as components of the measurement of incentive compensation.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and this computation may vary from others in the industry. In addition, EBITDA and Adjusted EBITDA contain some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing the Company’s senior secured Asset-Based Revolving Credit Facility, Senior Secured Term Loan Facility, Senior Notes and Senior Subordinated Notes. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating earnings or net earnings as measures of operating performance or cash flows as measures of liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA do not reflect cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect changes in, or cash requirements, for working capital needs; do not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; exclude tax payments that represent a reduction in cash available; and do not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

The fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively. The fiscal year 2007 fourth quarter and fiscal year 2007 amounts are reported on a thirteen and fifty-two week basis, respectively.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and
Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance
and Treasurer